Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Monday, May 1, 2006	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FIRST QUARTER RESULTS
Working Capital Improvements Impact Results
     DULUTH, GA — May 1 — AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net income of $0.19 per share for the first quarter of 2006. Adjusted net income, which excludes restructuring and other infrequent expenses, was also $0.19 per share for the first quarter of 2006. These results compare to reported net income of $0.23 per share and adjusted net income of $0.24 per share for the first quarter of 2005. Net sales for the first quarter of 2006 were $1.2 billion, a decrease of approximately 7% compared to the same period in 2005.
     “As expected, our first quarter results were impacted by our actions to reduce seasonal working capital requirements, particularly in North America,” stated Martin Richenhagen, President and Chief Executive Officer. “As evidenced by our cash flow results, we reduced our seasonal build of working capital by over $130 million in 2006 compared to the first quarter of 2005. Production levels in the first quarter decreased 18% from the first quarter of last year. The balance sheet focus put pressure on net sales and margins, especially in North America. We also continue to see positive results in our European operations, which took advantage of strong demand in some of our key markets. We expect our working capital emphasis in the first half of the year to position us for improved asset returns and better margins in 2006.”
     “In the first quarter, we made some important new product introductions that further strengthened our ability to serve the world’s growing number of professional farmers,” continued Mr. Richenhagen. “Our Challenger brand launched the MT900B Series, the industry’s largest 4-wheel-drive articulated tractor, and the 680B, a Class VIII combine featuring the industry ‘s leading unloading rate. In Europe, we are on schedule to release a number of advanced solutions in our Fendt, Valtra and Massey Ferguson product lines which provide new features and improved productivity for customers, including the Fendt 936 with increased horsepower and ground speed.”

     First Quarter Results
     For the first quarter of 2006, AGCO reported net sales of $1,169.8 million and net income of $17.3 million, or $0.19 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was $17.4 million, or $0.19 per share, for the first quarter of 2006. For the first quarter of 2005, AGCO reported net sales of $1,256.9 million and net income of $21.5 million, or $0.23 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was $22.4 million, or $0.24 per share, for the first quarter of 2005. The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the quarters ended March 31, 2006 and 2005:

	2006			2005
	(in millions, except per share data)
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$44.0	$17.4	$0.19	$54.0	$22.4	$0.24
Restructuring and other infrequent expenses(2)	0.1	0.1	—	1.0	0.9	0.01

As reported	$43.9	$17.3	$0.19	$53.0	$21.5	$0.23

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first quarter of 2006 relate primarily to severance costs associated with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway and the United Kingdom. The restructuring and other infrequent expenses recorded in the first quarter of 2005 primarily related to the rationalization of the Company’s Randers, Denmark combine manufacturing operations and its Finnish tractor manufacturing and parts operations. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. See Note 1 to our Condensed Consolidated Financial Statements for further explanation.
     AGCO’s net sales decreased 6.9% for the first quarter of 2006 compared to the same period in 2005. Excluding the impact of currency translation, AGCO’s net sales decreased 3.8% during the first quarter of 2006 compared to the same period in 2005. Net sales declined in the North America, South America and Asia/Pacific regions, partially offset by sales increases in the Europe/Africa/Middle East region, particularly in Europe. In North America, net sales were impacted primarily by lower seasonal increases in dealer inventories in 2006 compared to 2005. In South America and Asia/Pacific, weaker market conditions contributed to the sales decline.
     Adjusted income from operations decreased $10.0 million for the first quarter of 2006 compared to 2005 resulting from the decrease in net sales. First quarter gross margins were slightly above 2005, despite lower production levels, due to productivity gains and a favorable sales mix.
     In AGCO’s Europe/Africa/Middle East region, income from operations increased $5.9 million in the first quarter of 2006 compared to 2005. First quarter income from operations increased due to a 10% increase in net sales, excluding currency impact, resulting from stronger market conditions in key regions of Europe. The improved operating results were also due to stronger operating margins resulting from productivity gains and a favorable sales mix.
     Income from operations in AGCO’s South America region decreased by $1.3 million for the first quarter of 2006 compared to 2005. Industry demand in South America was below 2005 levels, resulting in a decline in AGCO’s net sales in South America, excluding currency impact, of approximately 20% for the first quarter.
     In North America, income from operations decreased $8.0 million in the first quarter of 2006 compared to 2005. Income from operations in the first quarter of 2006 was lower primarily due to a 19% reduction in net sales, excluding currency impact. The reduction in net sales is the result of AGCO’s actions to reduce seasonal increases in working capital by leveling production and dealer deliveries in the first half of 2006.
     Income from operations in the Asia/Pacific region decreased $3.8 million in the first quarter of 2006 compared to 2005 primarily due to lower sales in Asia and negative currency impacts.
     Regional Market Results
     North America — Industry unit retail sales of tractors for the first quarter of 2006 increased approximately 5% over the comparable prior year period resulting from increases in all tractor segments, with the largest growth in the utility tractor segment. Industry unit retail sales of combines for the first quarter of 2006 were approximately 13% higher than the prior year period. AGCO’s unit retail sales of tractors and combines were lower in the first quarter of 2006 compared to 2005.
     Europe — Industry unit retail sales of tractors for the first quarter of 2006 were relatively flat compared to the prior year period. Retail demand improved in Germany, the United Kingdom and Scandinavia but declined in Spain, France and Finland. AGCO’s unit retail sales in the first quarter of 2006 were slightly higher when compared to the prior year period.
     South America — Industry unit retail sales of tractors and combines for the first quarter of 2006 decreased approximately 12% and 36%, respectively, compared to the prior year period. Retail sales in the major market of Brazil declined approximately 1% for tractors and 40% for combines in the first quarter of 2006 compared to 2005. AGCO’s South American unit retail sales of tractors and combines also declined in the first quarter of 2006 compared to 2005.
     Rest of World Markets — Outside of North America, Europe and South America, AGCO’s net sales for the first quarter of 2006 were approximately 8% lower than 2005 due to lower sales in Asia and the Middle East.
     Worldwide industry equipment demand was up slightly in the first quarter of 2006. In North America, demand remained at high levels in the first quarter resulting from strong farm income in 2005 and stable commodity prices. In Europe, market demand was mixed with increases in Germany offset by weaker demand in France and Spain, which were impacted by the lingering effect of the drought in Southern Europe in the second half of 2005. In South America, industry demand continued to decline, particularly for combines, due to reduced farm profits in 2005, especially in Brazil where the strengthening of the Brazilian Real put pressure on commodity exports.
     Outlook
     Worldwide industry demand for farm equipment in 2006 is expected to be modestly below 2005 levels. In North America, demand is expected to remain strong, but reduced farm income projected in 2006 may impact demand for the full year. In Europe, 2006 equipment demand is expected to be below 2005 levels due to the continuing impact of last year’s drought in Southern Europe and changes in subsidy programs. In South America, equipment demand is expected to decline due to the impact of the strong Brazilian Real on exports of commodities and high farm debt levels.
     AGCO’s net sales for the full year of 2006 are expected to be slightly below 2005 levels based on lower industry demand, planned dealer inventory reductions and currency translation. AGCO has set a target to improve earnings by up to 10% and improve working capital utilization in 2006 with higher operating margins and reduced interest expense. Actions to reduce seasonal increases in dealer and company inventories are expected to continue to result in lower sales and earnings for the first half of 2006 compared to 2005.
* * * * *
     The Company will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Monday, May 1, 2006. Interested persons can access the conference call via AGCO’s website at www.agcocorp.com. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months.
* * * * *

     Safe Harbor Statement
     Statements which are not historical facts, including projections of future sales, net income, earnings, operating margins, production levels, inventory reductions, product lines, working capital utilization, currency impacts, interest costs and market demand and conditions, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect us.

•	Our success depends on the introduction of new products which require substantial expenditures.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *
AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,600 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. In 2005, AGCO had net sales of $5.4 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$52.3	$220.6
Accounts and notes receivable, net	698.4	655.7
Inventories, net	1,263.6	1,062.5
Deferred tax assets	42.7	39.7
Other current assets	110.6	107.7

Total current assets	2,167.6	2,086.2
Property, plant and equipment, net	577.4	561.4
Investment in affiliates	174.7	164.7
Deferred tax assets	73.9	84.1
Other assets	56.0	56.6
Intangible assets, net	212.2	211.5
Goodwill	716.3	696.7

Total assets	$3,978.1	$3,861.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.3	$6.3
Accounts payable	631.4	590.9
Accrued expenses	517.3	561.8
Other current liabilities	85.9	101.4

Total current liabilities	1,240.9	1,260.4
Long-term debt, less current portion	889.8	841.8
Pensions and postretirement health care benefits	242.2	241.7
Other noncurrent liabilities	119.5	101.3

Total liabilities	2,492.4	2,445.2

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	896.3	894.7
Retained earnings	842.7	825.4
Unearned compensation	—	(0.1)
Accumulated other comprehensive loss	(254.2)	(304.9)

Total stockholders’ equity	1,485.7	1,416.0

Total liabilities and stockholders’ equity	$3,978.1	$3,861.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2006	2005
Net sales	$1,169.8	$1,256.9
Cost of goods sold	963.5	1,037.4

Gross profit	206.3	219.5

Selling, general and administrative expenses (includes restricted stock compensation expense of $1.3 million and $0.1 million for the three months ended March 31, 2006 and 2005, respectively)	126.6	130.6
Engineering expenses	31.6	30.7
Restructuring and other infrequent expenses	0.1	1.0
Amortization of intangibles	4.1	4.2

Income from operations	43.9	53.0

Interest expense, net	13.6	17.0
Other expense, net	6.5	6.8

Income before income taxes and equity in net earnings of affiliates	23.8	29.2

Income tax provision	12.6	12.3

Income before equity in net earnings of affiliates	11.2	16.9

Equity in net earnings of affiliates	6.1	4.6

Net income	$17.3	$21.5

Net income per common share:
Basic	$0.19	$0.24

Diluted	$0.19	$0.23

Weighted average number of common and common equivalent shares outstanding:
Basic	90.5	90.3

Diluted	90.7	99.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$17.3	$21.5

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	23.2	22.5
Deferred debt issuance cost amortization	1.1	1.5
Amortization of intangibles	4.1	4.2
Restricted stock compensation	1.3	—
Equity in net earnings of affiliates, net of cash received	(3.0)	(4.6)
Deferred income tax provision	2.2	0.2
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(29.5)	(81.2)
Inventories, net	(185.4)	(258.3)
Other current and noncurrent assets	6.4	(16.0)
Accounts payable	28.8	72.5
Accrued expenses	(42.0)	(51.7)
Other current and noncurrent liabilities	1.5	(16.3)

Total adjustments	(191.3)	(327.2)

Net cash used in operating activities	(174.0)	(305.7)

Cash flows from investing activities:
Purchase of property, plant and equipment	(23.4)	(14.2)
Proceeds from sales of property, plant and equipment	1.1	6.6
Investments in unconsolidated affiliates	—	(22.7)

Net cash used in investing activities	(22.3)	(30.3)

Cash flows from financing activities:
Proceeds from debt obligations, net	21.0	41.9
Proceeds from issuance of common stock	0.4	0.4

Net cash provided by financing activities	21.4	42.3

Effect of exchange rate changes on cash and cash equivalents	6.6	(3.9)

Decrease in cash and cash equivalents	(168.3)	(297.6)
Cash and cash equivalents, beginning of period	220.6	325.6

Cash and cash equivalents, end of period	$52.3	$28.0

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During the first quarter of 2006, the Company recorded restructuring and other infrequent expenses of approximately $0.1 million. These charges primarily related to severance costs associated with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway and the United Kingdom. During the first quarter of 2005, the Company recorded restructuring and other infrequent expenses of approximately $1.0 million. These charges included $0.6 million of costs associated with the rationalization of the Randers, Denmark combine manufacturing operations, consisting primarily of employee retention payments and other facility closure costs, approximately $0.3 million of contract termination costs associated with the rationalization of its Valtra European parts distribution operations, and $0.1 million of severance costs associated with the rationalization of certain administrative functions of its Finnish tractor manufacturing operations.
2. LONG-TERM DEBT
     Long-term debt consisted of the following at March 31, 2006 and December 31, 2005 (in millions):

	March 31,	December 31,
	2006	2005
Credit facility	$444.2	$401.5
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
6 7/[8]% Senior subordinated notes due 2014	242.4	237.0
Other long-term debt	8.2	8.3

	896.1	848.1
Less: Current portion of long-term debt	(6.3)	(6.3)

Total long-term debt, less current portion	$889.8	$841.8

3. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.
     Inventories at March 31, 2006 and December 31, 2005 were as follows (in millions):

	March 31,	December 31,
	2006	2005
Finished goods	$627.6	$477.3
Repair and replacement parts	330.7	310.9
Work in process	72.7	63.3
Raw materials	232.6	211.0

Inventories, net	$1,263.6	$1,062.5

4. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States, Canadian and European securitization facilities. Outstanding funding under these facilities totaled approximately $455.6 million at March 31, 2006 and $462.7 million at December 31, 2005. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $6.5 million and $5.0 million for the three months ended March 31, 2006 and 2005, respectively.
     During the second quarter of 2005, the Company completed an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. As of March 31, 2006, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $131.8 million.
5. EARNINGS PER SHARE
     During the fourth quarter of 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. The Company adopted the statement during the fourth quarter of 2004 and included approximately 9.0 million additional shares of common stock that may have been issued upon conversion of the Company’s former 1 3/4% convertible senior subordinated notes in its diluted earnings per share calculation for the first six months ended June 30, 2005. In addition, diluted earnings per share are required to be restated for each period that the former convertible notes were outstanding. The convertible notes were issued on December 23, 2003. As the Company is not benefiting losses in the United States for tax purposes, the interest expense associated with the convertible notes included in the diluted earnings per share calculation does not reflect a tax benefit. On June 29, 2005, the Company completed an exchange of its $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes. The Company exchanged its existing convertible notes for new notes that provide for (i) the settlement upon conversion in cash up to the principal amount of the converted new notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions occurring prior to December 10, 2010, but otherwise are substantially the same as the old notes. The impact of the exchange resulted in a reduction in the diluted weighted average shares outstanding of approximately 9.0 million shares on a prospective basis. In the future, dilution of weighted shares outstanding will depend on the Company’s stock price once the market price trigger or other specified conversion circumstances are met. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months ended March 31, 2006 and 2005 is as follows:

	Three Months Ended March 31,
	2006	2005
Basic net income per share:
Net income	$17.3	$21.5

Weighted average number of common shares outstanding	90.5	90.3

Basic net income per share	$0.19	$0.24

Diluted net income per share:
Net income	$17.3	$21.5
After-tax interest expense on contingently convertible senior subordinated notes	—	1.2

Net income for purposes of computing diluted net income per share	$17.3	$22.7

Weighted average number of common shares outstanding	90.5	90.3
Dilutive stock options and restricted stock awards	0.2	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	—	9.0

Weighted average number of common and common share equivalents outstanding for purposes of computing diluted earnings per share	90.7	99.7

Diluted net income per share	$0.19	$0.23

6. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2006 and 2005 are as follows (in millions):

Three Months Ended	North	South	Europe/Africa/	Asia/
March 31,	America	America	Middle East	Pacific	Consolidated
2006
Net sales	$320.8	$141.2	$675.2	$32.6	$1,169.8
Income (loss) from operations	(5.4)	11.2	51.3	3.7	60.8

2005
Net sales	$392.8	$152.3	$666.3	$45.5	$1,256.9
Income from operations	2.6	12.5	45.4	7.5	68.0

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended
	March 31,
	2006	2005
Segment income from operations	$60.8	$68.0
Corporate expenses	(11.4)	(9.7)
Restricted stock compensation expense	(1.3)	(0.1)
Restructuring and other infrequent expenses	(0.1)	(1.0)
Amortization of intangibles	(4.1)	(4.2)

Consolidated income from operations	$43.9	$53.0